Exhibit 99.1

iBio, Inc. Holds Annual Meeting in College Station, Texas

NEW YORK, NY--(Marketwired - Apr 7, 2016) - iBio, Inc. (NYSE MKT: IBIO) - Speaking to shareholders at the iBio, Inc. (NYSE MKT: IBIO) Annual Meeting today, Chairman and Chief Executive Officer Robert B. Kay highlighted the Company's most important achievements since its last Annual Meeting -- first, the creation of a new subsidiary for product development and large-scale manufacturing using the Company's proprietary plant-based technologies, and second, significantly advancing the Company's own product candidates against fibrotic diseases toward human clinical trials targeted to commence in 2016.

"We expect the contract manufacturing joint venture, between our recently formed subsidiary -- iBio CMO LLC -- and affiliates of Eastern Capital, to be transformative for iBio because we are now in a position to use our proprietary technologies to perform for our clients and ourselves each phase of biopharmaceutical development and commercial manufacturing from the early phases of product selection, innovation and development through full-scale commercial production," Kay said. "These new, comprehensive capabilities enable us to now provide a complete solution for product developer clients and ourselves."

FY15 Highlights and Achievements

Robert Erwin, iBio's President, summarizing the Company's progress during the prior year described the commercial advances achieved with its technologies, including demonstrated time saving advantages for early stage product selection and development and also its advantages in eliminating both time-consuming cell line selection and then bioreactor scale-up once a product lead is selected. He then described some of the ways iBio is continuing to expand its capabilities by replacing older technologies with new proprietary inventions and methodologies.

"A good example of this is the success that has come from our engagement of Novici Biotech to create entirely new compositions of matter as prospective product candidates, develop and employ new methodologies to increase the production yield of iBio's and clients' products with a particular focus on monoclonal antibodies, and create novel gene expression vectors and process technologies," said Mr. Erwin. "Based on laboratory and animal tests, our product application successes include creating 'biobetter' versions of certain antibodies, some of which are for indications not yet addressed by commercial antibodies against viral diseases and some of which are derived from antibodies in current clinical use for cancer and infectious disease.

"We are applying the power of our proprietary technologies to benefit our own products in our collaboration with Dr. Carol Feghali-Bostwick's laboratory through which we advanced development of our lead systemic sclerosis product candidate, IBIO-CFB03, and also broadened our fibrosis portfolio to include novel therapeutic candidates of potential value for additional fibrotic disease indications. The success of this work has proven once again that our technology can overcome challenges against various difficult product opportunities, previous examples being antigens for malaria and hookworm vaccines."

Development of IBIO-CFB03 as a Proprietary Therapeutic Product for Fibrotic Disease

Mr. Erwin described the ability of the Company's advanced technology to successfully modify product composition. He described how we were able to take our fibrosis product, initially produced by conventional chemical synthesis -- a slow and expensive process -- and more rapidly and less expensively produce a superior version using our proprietary technologies to make a recombinant derivative in plants. This transition reduced the projected cost of manufacturing large scale quantities of drug substance and also significantly improved the pharmaceutical properties of the active ingredient.

Mr. Erwin also described the rationale for the Company's selection of systemic sclerosis as its first clinical indication in the fibrotic disease area, including that early stage clinical trials for systemic sclerosis will target endpoints that can be objectively measured more rapidly than is possible with idiopathic pulmonary fibrosis (IPF), making the path to demonstration of efficacy shorter. He disclosed and summarized the Company's pre-IND meeting with the FDA in December, 2015 in which preclinical toxicology, manufacturing, and clinical trial design plans were reviewed and discussed, and he commented on plans beyond the first clinical trial.

iBio's collaborator, and the lead inventor of IBIO-CFB03, Dr. Carol Feghali-Bostwick, spoke to shareholders about her enthusiasm for the steady movement of her research results toward the clinic and her experience with iBio as a part of her overall effort to alter the clinical course of fibrotic disease. She described the results of her use of human tissue explants in her research and discovery efforts and the significance of those results in providing confidence in the clinical prospects for IBIO-CFB03.

"My association with iBio continues to be a rewarding experience," said Dr. Feghali-Bostwick. "Together, we are expanding the range of possibilities for clinical application of this research, and look forward to soon see the first clinical trial begin."

Regarding further plans and expectations for the fibrosis product development program, Mr. Erwin said, "We plan to request U.S. and European Orphan Drug designation for our product, first with systemic sclerosis and later for IPF. Based on preliminary laboratory data, we are also considering additional indications for other fibrotic diseases. We are optimistic about broadening and extending our fibrosis therapeutics intellectual property and managing this as a program rather than a single product."

Expansion of iBio Patent Portfolio

Mr. Erwin described iBio's ongoing development of new patentable products and processes and listed the following U.S. patents issued during calendar year 2015:

•	Plant viral expression vectors - US 8,951,791 SYSTEM FOR EXPRESSION OF GENES IN PLANTS

•	The iBioModulator™ carrier molecule system - 9,012,199 RECOMBINANT CARRIER MOLECULE FOR EXPRESSION, DELIVERY AND PURIFICATION OF TARGET POLYPEPTIDES

•	Vaccine antigen product candidates - 8,945,580 YERSINIA PESTIS ANTIGENS, VACCINE COMPOSITIONS, AND RELATED METHODS

•	Recombinant antibody product candidates - 9,115,201 HUMANIZED NEURAMINIDASE ANTIBODY AND METHODS OF USE THEREOF and also - 8,962,278 COMPOSITIONS AND METHODS FOR PRODUCTION OF IMMUNOGLOBULINS

Opportunity for iBio CMO to Become the Global Leader in Delivery of Plant-Made Pharmaceuticals

Mr. Douglas Hicks, iBio's Senior Vice President of Business Development & Strategy, provided an overview of plans to establish iBio as the leading supplier of plant-made pharmaceuticals to international markets. He described three categories of clients or collaborators expected to benefit from the combination of iBio's technology and iBio CMO's experience and capacity:

•	Non-U.S.-based government entities, such as Fiocruz in Brazil, and corporations committed to the development and autonomous manufacturing of key biologics, including both vaccines and therapeutics

•	Well-established companies seeking traditional contract manufacturing services combined with the benefits of plant-based manufacturing.

•	Government and university laboratories and early stage biotechnology companies seeking collaborative problem-solving and product development

"In the first case, we anticipate supporting our collaborators with product and process development services, initial manufacturing, and technology transfer under product-specific licenses from iBio, Inc., each of which represents a significant revenue opportunity," said Mr. Hicks. "In the second case, we expect to generate revenue by providing high quality manufacturing services for companies at any stage in their product development and manufacturing cycle. In the third case, we see opportunities for ongoing benefit to iBio and iBio CMO from successful early-stage joint product development with our collaborators."

Operational Design and Capacity Features of iBio CMO

Dr. R. Barry Holtz, iBio Senior Vice President, Product Development and Manufacturing, concluded with a review and summary of proprietary features built into the iBio CMO facility that are significant advances over earlier generation plant based methods. These include:

•	Concurrent multi-product capability

•	High and readily expandable capacity

•	Custom designed LED illumination systems

•	Large-scale automated hydroponic growth systems

•	High-throughput, high-capacity vacuum infiltration system

•	Flexible, moveable downstream process modules for rapid reconfiguration

International Opportunities for iBio's Plant-Made Proprietary Technologies

Howard L. Levine, Ph.D., President and Chief Executive Officer of BioProcess Technology Consultants, Inc. (BPTC), a firm that provides strategic, technical, and regulatory consulting services for the manufacture of biopharmaceutical products, and a contractor to iBio, described the basis for his optimism about the global opportunities for iBio's proprietary plant-made pharmaceutical technologies and the iBIo CMO capabilities. His comments included observations on efficiency and scale-up advantages of iBio's technology and the importance of commercial technology transfer in addressing important growing international markets.

Collaboration Between iBio and the Texas A&M University System

Dr. James Abbey, Director for Global and Corporate Partnerships of The Texas A & M University System (TAMUS), discussed the planned Master Joint Development Agreement between iBio and TAMUS. The agreement is intended to facilitate a broad series of interactions that will form the basis of a center of excellence in plant-made therapeutics. The bioresearch and engineering expertise of Texas A & M and iBio's capabilities to develop and manufacture biopharmaceuticals will be focused on opportunities for new protein products such as vaccines and monoclonal antibodies.

The following actions were approved by the Company's shareholders at the annual meeting, in each case by at least 90% of shares voted:

•	Elected three directors each to serve as Class I directors for a three year term expiring at the 2018 annual meeting of stockholders or until successors have been duly elected and qualified.

•	Ratified the selection of CohnReznick LLP as the Company's independent registered public accounting firm for the current fiscal year ending June 30, 2016.

•	Approved an advisory vote on executive compensation.

•	Approved, in accordance with NYSE MKT rules, the issuance to Eastern Capital Limited of 6,500,000 shares of IBIO common stock at a purchase price of $0.622 per share.

About iBio, Inc.

iBio is developing proprietary products for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, produced using the Company's proprietary gene expression technology, is the first product candidate from this program being advanced for IND development. The Company also offers proprietary products and product licenses to others based on its proprietary technologies, providing collaborators full support for turn-key implementation of its technology for protein therapeutics and vaccines.

iBio CMO LLC is a 70 percent subsidiary of iBio jointly owned with affiliates of Eastern Capital Limited for development and large-scale manufacture of plant-made pharmaceuticals. The iBio CMO multiproduct facility includes laboratory and pilot-scale operations as well as large-scale automated hydroponic systems capable of growing over 4 million plants as "in process inventory" and delivery of over 300 kilograms of finished therapeutic protein per year. This translates into more than a half million doses per year of a typical therapeutic antibody and approximately 50 million vaccine doses every three weeks. Facility capacity can be doubled by adding additional plant growth equipment in a space already reserved for that purpose. iBio CMO's lease includes the right to develop another facility on the balance of the leased property that would have the effect of quadrupling capacity from the current level. iBio CMO offers a range of pharmaceutical product and process development, analytical, and manufacturing services.

In Brazil, iBio has formed a subsidiary company, iBio do Brasil Biofarmaceutical Ltda., and has been collaborating with the Oswaldo Cruz Foundation (Fiocruz) to develop a recombinant yellow fever vaccine based on iBio technology. Further information is available at:www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.